Exhibit 99.1
December 17, 2010 09:25 AM Eastern Time
Cumulus Media Confirms $2.1 Billion Offer for Citadel Broadcasting
Cumulus proposes cash and stock merger at $31 per Citadel share
Cumulus responds to rejection of its offer by Citadel’s board of directors
ATLANTA—(BUSINESS WIRE)—Cumulus Media Inc. (NASDAQ: CMLS) today confirmed that on November 29, 2010, it made a proposal to the Board of Directors of Citadel Broadcasting Corporation (OTC: CDELB.PK) to acquire all of the outstanding equity of Citadel for $31 per share. The proposed transaction values Citadel as an enterprise at approximately $2.1 Billion. The merger would have allowed the Citadel shareholders to elect to receive cash or Cumulus stock, with a total of up to $1 Billion of cash to be paid, representing about 71% of the consideration to Citadel shareholders.
On December 6, 2010, Citadel informed Cumulus that “the board of directors of [Citadel] rejected this proposal as not being in the best interests of [Citadel’s] shareholders.”
On December 16, 2010, Cumulus delivered a letter to Citadel’s Board of Directors reiterating its offer and its desire to reach agreement on a transaction that would deliver superior value and substantial liquidity to Citadel’s shareholders.
Cumulus Chairman & CEO, Lew Dickey, commented, “This offer continues to represent a superior alternative in value, liquidity and potential growth for the former secured creditors of Citadel who, post-bankruptcy, are now the owners of the company.”
The full text of the letter issued by Cumulus to Citadel’s Board follows:
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December 16, 2010
Board of Directors
Citadel Broadcasting Corporation
7201 W. Lake Mead Blvd.
Suite 400
Las Vegas, NV 89128
Attn: Mr. John L. Sander
          Chairman of the Board of Directors
Ladies and Gentlemen:
We reference our letter to you of November 29, 2010, containing our proposal for a merger of Citadel Broadcasting Corporation (“Citadel”) with Cumulus Media Inc. (“Cumulus”). We do not understand why you have been unwilling to engage with us to explore such a transaction and to consider its benefits to Citadel and its shareholders. We had made an earlier proposal a number of weeks prior that you also rejected.

In response to increasingly stronger encouragement that we have received from individual Citadel shareholders who have urged us to continue our efforts to combine our companies and thereby deliver substantial and tangible value to Citadel’s shareholders, we write you again.
Our November 29 Proposal
The merger proposed in our November 29 letter would provide a premium to Citadel’s shareholders, with the majority of the consideration being paid in the form of cash. Pursuant to the transaction each Citadel shareholder could elect to receive cash in lieu of shares of Cumulus stock, subject to a cap on the aggregate cash consideration of $1 billion. The transaction would be structured to deliver $31.00 in value per Citadel share (and warrant), representing an approximate 16% premium to Citadel’s volume weighted average price for the twenty trading days preceding the proposal. If every Citadel shareholder would elect the cash option in full, with pro-ration, approximately $22.16 in cash would be paid per Citadel share, and an additional $8.84 in value per Citadel share would be delivered to Citadel shareholders in shares of Cumulus stock. Thus, each shareholder will receive a minimum of over 71% of the consideration in cash, and depending on the stock elections of shareholders, some may receive substantially more in cash. In summary, our proposal would deliver $2.1 billion in enterprise value for Citadel.
As we pointed out in our November 29 letter, the premium cited above does not reflect the benefits of synergies resulting from the combination that would provide additional value to Citadel’s shareholders. In the transaction, these synergies would be shared over time, on a pro rata basis to equity ownership, with Citadel’s shareholders. They include station-level synergies, overlap markets, national network expansion, corporate overhead reduction, and increased scale.
No Further Impediments
In our November 29 letter, we urged Citadel to not complete a refinancing that:
“[M]aterially reduces the benefits to [the Citadel shareholders] that would be delivered to them in [the proposed merger].”
Notwithstanding this caution, Citadel completed a note issue that requires a $31 million make whole payment upon a refinancing of the notes in conjunction with a merger like the one proposed by Cumulus. We are presently considering the effect on our proposal of this incremental cost of approximately $0.65 per Citadel share.
We also note that the leverage ratio comprising the debt incurrence covenant was lowered from 5.5x in the preliminary offering memorandum used to market the notes to 4.5x under the final terms. Before this change was made you had been informed, in our correspondence, of our projected pro forma leverage for the combined companies of approximately 5.0x.
As a separate matter, after you were provided our proposal, the note offering terms were also altered to expand the definition of Change of Control (which requires a mandatory offer to repurchase the notes at a premium) to include the entry by Citadel into any merger agreement within one year of the issuance of the notes, if upon completion Citadel or the other company surviving the merger would have a leverage ratio greater than 3.75x. This unusual definition for Change of Control does not require any particular minimum level of change in share ownership.
We request that no further actions be taken by Citadel that would impede our proposed transaction until it is fully vetted.
Proposed Next Steps
To address the concerns of the Citadel shareholders, we request that we commence a process that best serves the interests of your constituents. To begin, Citadel would provide Cumulus with certain business and financial information of Citadel, subject to a confidentiality agreement. This information will assist Cumulus in addressing the effect upon its proposal of the extra notes-related cost recited above, and also to evaluate combination synergies more particularly. It will allow Cumulus to consider if its offer can be altered to make it even more attractive to Citadel shareholders. In addition, our financial advisors would be available to discuss the merits of the transaction, and to address questions and be available to engage with your financial advisors at their earliest convenience.
These initial steps would not constitute an acknowledgment by Citadel as to the sufficiency of our proposal as it currently stands. They will, however, allow us to begin a process that will potentially deliver to them superior value, including substantial liquidity, in conformity with your fiduciary duties.
Until a definitive merger agreement is executed, neither party will have any obligation with respect to the proposed transaction and, following the execution of such a merger agreement, each party’s only obligations would be set forth therein.
We look forward to hearing from you soon and to working together to deliver liquidity and value for all Citadel shareholders.
Sincerely,
Lewis W. Dickey, Jr.

Chairman and Chief Executive Officer
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About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 345 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company believes it is the fourth largest radio broadcast company in the United States when based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Citadel or Cumulus Media Inc. Subject to future developments, Cumulus Media may file a registration statement and/or tender offer documents with the Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination. INVESTORS ARE URGED TO READ THOSE FILINGS, AND ANY OTHER FILINGS MADE BY CUMULUS MEDIA WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION, WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Those documents, if and when filed, as well as Cumulus Media’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Cumulus Media’s website at www.cumulus.com.
Forward-Looking Statements
This press release contains “forward-looking” statements regarding the potential combination of Cumulus Media and Citadel, expected future earnings, revenues, cost savings, operations, business trends and other such items, which are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the transaction will not be pursued or consummated, failure to obtain necessary regulatory approvals or required financing or to satisfy any other conditions to the business combination, failure to complete the business combination, failure to realize the expected benefits of the business combination, negative effects of the announcement or consummation of the business combination on the market price of Cumulus Media’s common stock, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined companies following the combination. For additional information regarding risks and uncertainties associated with Cumulus Media, see Cumulus Media’s filings with the SEC, including its Form 10-K for the year ended December 31, 2009 and subsequently filed periodic reports. Cumulus Media assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Contacts
Cumulus Media Inc.
J.P. Hannan, 404-260-6671
Senior Vice President, Treasurer, & Chief Financial Officer
jp.hannan@cumulus.com